Exhibit 10.18

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Dated 29 June  2010

GW PHARMA LTD

and

OTSUKA PHARMACEUTICAL CO., LTD

AMENDMENT NO.2 TO RESEARCH COLLABORATION AND LICENCE AGREEMENT DATED JULY 9, 2007

Execution Copy

THIS AMENDMENT AGREEMENT (“Amendment No.2”) is made the 29th day of June  2010 (the “Second Amendment Date”).

BETWEEN:

(1)                                 GW PHARMA LTD, a company organized under the laws of England, having offices at Porton Down Science Park, Salisbury, Wiltshire, SP4 0JQ, United Kingdom, on behalf of itself and its Affiliates (“GW Pharma”); and

(2)                                 OTSUKA PHARMACEUTICAL CO., LTD., a Japan corporation, with its registered office at 2-9, Kanda-Tsukasamachi, Chiyoda-ku, Tokyo, 101-8535, Japan (“Otsuka”).

WHEREAS:

(A)                               On July 9, 2007 GW Pharma and Otsuka entered into a research collaboration and licence agreement (the “Research Agreement”).

(B)                               The Parties amended the Research Agreement in accordance with the terms of Section 16.10 of the Research Agreement with effect from 14 March 2008 (“Amendment No.1”) to allow the Otsuka Scientists (i) to perform certain Initial Pharmacological Evaluation Studies at the University of Aberdeen using certain Selected BDCs in combination with ***, and (ii) to perform certain other Initial Pharmacological Evaluation Studies in Japan using ***.

(C)                               Recognising the successes of, and the progress made by, the Parties to date from working collaboratively together under the Research Agreement, as well as the business opportunities which have been created thereunder and which remain to be exploited, the Parties now wish to further amend the Research Agreement, inter alia, to (i) extend the Research Term by three (3) additional years to a total of six (6) years and (ii) to increase the Research Fund to fund activities during the extended Research Term.

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

IT IS NOW AGREED AS FOLLOWS:

1.                                      The Parties hereby agree to extend the Research Term by an additional three (3) years from the day after the expiry of the third Research Year (1 July, 2010) until the end of the sixth Research Year (30 June, 2013) bringing the entire term of the Parties’ research activities under the Research Agreement to six (6) years and Section 1.1.78 of the Research Agreement is hereby deleted and replaced with the following:

“Research Term” shall mean a period commencing on the Effective Date and expiring at the end of the sixth Research Year (30 June, 2013). At the written request of either Party during the sixth Research Year, such request to be made on or before one hundred eighty (180) days prior to the end of such sixth Research Year, GW Pharma and Otsuka shall promptly discuss whether, and upon what basis, the Research Term should be extended for additional Research Year(s). Neither Party shall have any obligation to agree such extension, but if any extension is mutually agreed it shall become the “Extended Research Term”.

2.                                      The Parties hereby agree to increase the Research Fund to fund activities during Research Years four (4) to six (6) and Section 1.1.76 of the Research Agreement is hereby deleted and replaced with the following:

“Research Fund” shall mean the fund of money to be provided by Otsuka to be used over the Research Term or Extended Research Term, to fund the performance of the Research Plan(s).  Initially, the Research Budget for the conduct of the three (3) year Research Plan (covering Research Years one (1) to three (3)) was *** U.S. dollars ($***). The Research Budget for the conduct of the Research Plan(s) over Research Years four (4) to six (6) (from 1 July, 2010 to 30 June, 2013) shall be *** U.S. dollars ($***) but this amount may be increased from time to time by Otsuka in order to cover research and Pre-License Development activities to be performed during the Research Term or Extended Research Term.

3.                                      Following the Second Amendment Date, the Parties shall discuss in good faith, but not required to agree to, the possible changes to the Research Agreement relating to the following matter:

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(a)                                 Expansion of the GW/Otsuka CRI to University of Readings in addition to University of Aberdeen.

(b)                                 Involvement of Otsuka Pharmaceutical Development & Commercialization Inc. in the Research Collaboration.

(c)                                  Research Compounds and indications/therapeutic areas in the Research Field which GW Pharma may develop during the Research Term.

4.                                      The Parties shall use reasonable efforts to complete their negotiations pursuant to  Section 3 above and execute the necessary documents to implement the agreements terms reached, if any, as a result of such negotiations on or before 30 September 2010.

5.                                      The Parties hereby agree that a press release in the form set forth in the schedule hereto shall be publically announced by GW Pharma as soon as practicable upon signature of this Amendment No. 2. The public announcement of the hereto mutually agreed and scheduled press release shall not infringe any provision of Section 11 under the Research Agreement.

6.                                      Effect

6.1                               This Amendment No.2 shall be effective from the date first written above (the “Second Amendment Effective Date”).

7.                                      Representations and Warranties

7.1                               As of the Second Amendment Effective Date each Party hereby represents and warrants to the other Party that it (i) has the power and authority and the legal right to enter into this Amendment No.2 and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Amendment No.2 and the performance of its obligations hereunder.  This Amendment No.2 has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

8.                                      Reference to and Effect on the Research Agreement

8.1                               This Amendment No 2 effects an amendment to the Agreement, in accordance with the terms of Section 16.10 of the Research Agreement.  Upon this Amendment No. 2 becoming effective each reference in the Research Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Research Agreement as supplemented hereby.  Other than as supplemented by this Amendment No.2 the Research Agreement shall be otherwise unchanged.  The terms of the Research Agreement (including without limitation, Sections 15 and 16.4) shall apply in respect of any issue or matter arising from or in connection with this Amendment No.2.

9.                                      Expenses

9.1                               Each Party shall pay all costs and expenses incident to its negotiation and preparation of this Amendment No.2 and to its performance and compliance with all agreements and conditions contained herein.

10.                               Governing Law

10.1                        This Amendment No.2 shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its choice of law provisions.

11.                               Language

11.1                        The English language shall be the language used for the interpretation of this Amendment No.2.  If there is any inconsistency, discrepancy or contradiction between the English language version of this Amendment No.2 and any translation of this Amendment No.2 to any other language, the English language version shall prevail over any such translation.

12.                               Definitions

12.1                        In this Amendment No.2 capitalized words and phrases shall have the same meaning as in the Research Agreement save as otherwise set out herein.

13.                               Execution in Counterparts

13.1                        This Amendment No.2 may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties, it being understood that all Parties need not sign the same counterpart.  A signed signature page faxed by one Party to another Party shall be deemed to constitute an original.

In Witness Whereof, the Parties have executed this Amendment No.2.

GW PHARMA LTD		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Geoffrey Guy

Name:	Geoffrey Guy

Title:	Executive Chairman

By:	/s/ Justin Gover	By:	Kuniaki Natsume

Name:	Justin Gover	Name:	Kuniaki Natsume

Title:	Managing Director	Title:	Senior Operating Officer

SCHEDULE

AGREED FORM PRESS RELEASE

GW and Otsuka Agree Three Year Extension to Global Cannabinoid Research

Collaboration

London, UK; Tokyo, Japan; June 30 2010: GW Pharmaceuticals plc (AIM: GWP) and Otsuka Pharmaceutical Co., Ltd. today announce that they have signed a three year extension to their global cannabinoid research collaboration. This collaboration was originally signed in July 2007 with a three year term, and the collaboration will now extend to the end of June 2013.

Under the research collaboration agreement, GW and Otsuka Pharmaceutical research a range of GW cannabinoids as potential new drug candidates in the field of Central Nervous System (CNS) disorders and oncology.

Over the next three years, Otsuka Pharmaceutical will make available a research fund of $12 million to cover research activities carried out under this Agreement. Otsuka Pharmaceutical has the discretion to increase this funding from time to time as the development of selected drug candidates advances.

Dr Geoffrey Guy, GW’s Chairman, said, “Over the last three years, the GW-Otsuka research collaboration has yielded highly promising data and new intellectual property for GW cannabinoids across a range of target indications within CNS and oncology. We are very pleased that Otsuka has elected to extend this collaboration and believe that this provides a significant endorsement of the potential of GW’s cannabinoid pipeline”.

Dr. Taro Iwamoto, President and Representative Director of Otsuka Pharmaceutical Co., Ltd. said, “We are delighted with the progress of our collaboration with GW Pharmaceuticals in the investigation of cannabinoids as potential new medicines in the field of CNS and oncology. Over the last three years, GW and Otsuka have formed a strong close working relationship and we are excited to be extending our collaboration to develop and commercialize innovative new treatments in order to further our contribution to global well being”.

The GW-Otsuka research collaboration is led by a joint research team incorporating senior scientists from both companies. This team works in close collaboration with a number of leading cannabinoid scientists around the world in the evaluation of a range of GW cannabinoids as drug candidates within the field of CNS and oncology.

The objective of this collaboration is to select the most promising candidates for full clinical development, regulatory approval and global commercialization. Products selected for full development will be the subject of a license from GW. Under the terms of each product license, Otsuka Pharmaceutical will fund the global development and commercialization of such products, and GW will receive license fees, milestone payments and a long term commercial supply price and royalty. The financial terms of each license are to be agreed at the time of selection of each product for global development.

In addition to the research agreement, GW and Otsuka Pharmaceutical also collaborate in the development of Sativex®, GW’s lead product, in the United States under an exclusive license agreement signed in February 2007. The initial target indication for Sativex in the US is as a treatment of pain in patients with advanced cancer, who experience inadequate analgesia during optimized chronic opioid therapy.

Enquiries:

For GW:
	GW Pharmaceuticals plc	Today: +44 20 7831 3113
	Dr Geoffrey Guy, Chairman	Thereafter: + 44 1980 557000
Justin Gover, Managing Director

	Financial Dynamics	Tel: +44 20 7831 3113
Ben Atwell / John Dineen

	Piper Jaffray Ltd	Tel: +44 20 3142 8700
Neil Mackison / Rupert Winckler
For Otsuka
Pharmaceutical:	Masamitsu Kitada	kitadams@otsuka.jp

Notes to Editors

About Otsuka Pharmaceutical Co., Ltd

Founded in 1964, Otsuka Pharmaceutical Co., Ltd. is a global healthcare company with the corporate philosophy: ‘Otsuka-people creating new products for better health worldwide,’ Otsuka researches, develops, manufactures and markets innovative and original products, with a focus on pharmaceutical products for the treatment of diseases and consumer products for the maintenance of everyday health. Otsuka is committed to being a corporation that creates global value, adhering to the high ethical standards required of a company involved in human health and life, maintaining a dynamic corporate culture, and working in harmony with local communities and the natural environment.

Otsuka Pharmaceutical Co., Ltd. is a wholly owned subsidiary of Otsuka Holdings Co., Ltd., the holding company for the Otsuka Group. The Otsuka Group comprises 145 companies and employs approximately 39,000 people in 23 countries and regions worldwide. Otsuka and its consolidated subsidiaries earned ¥1,084.2 billion (approx. US $11.7 billion*) in annual revenues in fiscal 2009. Visit Otsuka Pharmaceutical Co., Ltd. at www.otsuka-global.com.

About GW

GW was founded in 1998 and listed on the AiM, a market of the London Stock Exchange, in June 2001. Operating under license from the UK Home Office, the company researches and develops cannabinoid pharmaceutical products for patients who suffer from a range of serious ailments, in particular multiple sclerosis and cancer pain. GW has assembled a large in-house scientific team with expertise in cannabinoid science as well as experience in the development of both plant-based prescription pharmaceutical products and medicines containing controlled substances.. GW occupies a world leading position in cannabinoids and has developed an extensive international network of the most prominent scientists in the field. For further information, please visit www.gwpham.com

This news release may contain forward-looking statements that reflect GWs current expectations regarding future events, including development and regulatory clearance of the GW’s products. Forward-looking statements involve risks and uncertainties. Actual events could differ materially from those projected herein and depend on a number of factors, including (inter alia), the success of the GW’s research strategies, the applicability of the discoveries made therein, the successful and timely completion of uncertainties related to the regulatory process, and the acceptance of Sativex and other products by consumer and medical professionals.